EXHIBIT 99.1

For More Information

Contact: James F. Oliviero

KSW, Inc., (718) 340-1409

joliviero@ksww.com

FOR IMMEDIATE RELEASE

KSW, INC. REPORTS FIRST QUARTER 2012 RESULTS

Long Island City, New York – May 7, 2012 – KSW, Inc. (NASDAQGM: KSW) today reported financial results for the first quarter of 2012.

Total revenue for the first quarter of 2012 increased by 29.7% to $21,462,000 as compared to $16,548,000 for the first quarter of 2011. Net income increased by 119.9% to $684,000 for the first quarter of 2012 as compared to net income of $311,000 for the first quarter of 2011. This represents earnings per share of $0.11 per share (basic and diluted), for the first quarter of 2012 as compared to an earnings per share of $0.05 per share (basic and diluted), for the first quarter of 2011.

As of March 31, 2012, the Company’s backlog was approximately $70,500,000. Chairman of the Board, Floyd Warkol, commented: “Our newer projects are fully underway and proceeding according to plan. The Company continues to see a resurgence in the private development sector. We will continue to utilize our value engineering services to obtain new projects.”

About KSW

KSW, Inc., through its wholly-owned subsidiary, KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as Trade Manager on larger construction projects, such as the Mount Sinai Center for Science and Medicine.

For further information, please visit our website at www.kswmechanical.com.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”,

“plan”, “foresee”, “likely”, “should”, “will” or other similar words or phrases. Such forward-looking statements concerning management’s expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, among others, the outcome of the year-end audit and further internal review of the Company’s historical financial statements. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.